EXHIBIT 10.3

EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (the “Agreement”) by and between Hudson Highland Group, Inc. (the “Company”) and Ralph O’Hara (the “Executive”) is made as of this 4th day of April, 2007 (the “Effective Date”).

WHEREAS, the Executive has advised the Board of Directors of the Company of his imminent departure from employment with the Company as its Vice President and Global Controller, and the Board of Directors and the Executive have mutually agreed to satisfactory transitional arrangements.

NOW, THEREFORE, in consideration of this mutual Agreement, the Company and the Executive hereby agree as follows:

1. Departure. Executive’s duties as Vice President and Global Controller shall conclude on April 4, 2007 and Executive’s employment with the Company shall cease on April 4, 2007 (the “Departure Date”).

2. Departure Payments. The Company will provide the Executive with the following compensation upon the Departure Date.

(a) The Company will pay the Executive (or his estate in the event of his death) Two Hundred Twenty-five Thousand Dollars ($225,000) on an annualized basis over a 12-month period commencing on the Departure Date in accordance with the payroll practices of the Company in effect from time to time, and less such taxes and other deductions required by applicable law or authorized by the Executive.

(b) The Company will pay the Executive (or his estate in the event of his death) Ninety Thousand Dollars ($90,000), less such taxes and other deductions required by applicable law or authorized by Executive, promptly following the expiration of the revocation period for the release required by Section 6.

(c) The Executive will not be eligible for the Senior Management Bonus Plan for 2007.

(d) If the Executive elects to exercise his rights to continue group medical and dental plan coverage for a limited period (commonly referred to as “COBRA rights”) within the statutorily prescribed time period commencing immediately following the Departure Date, and the Executive pays an amount equal to an active employee’s share of the premium for such group medical and dental benefits, the Company will waive the remaining COBRA continuation premium for the twelve (12) month period following the Departure Date.

(e) Within five (5) business days of the expiration of the revocation period for the release required by Section 6, the Company will take the action necessary to cause the tranche of Executive’s nonvested stock options that were previously granted to the

Executive on Company shares and scheduled to vest on January 18, 2008, to be fully vested as of the Departure Date and to cause all stock options listed on Attachment A to remain exercisable under the terms of the Company’s long term incentive plan for a period of eighteen (18) months from the Departure Date, subject to earlier termination as provided in the following sentence. Notwithstanding the preceding sentence, with respect to any stock option that, by reason of the extension provided in this paragraph (e), would require such stock option to be treated as having had an additional deferral feature added to it and cause such stock option to be subject to Internal Revenue Code (“Code”) Section 409A requirements, such stock option shall expire on the last date allowed by Treasury Regulations issued pursuant to Code Section 409A that constitutes a short term deferral. It is understood that the proposed regulations issued pursuant to Code Section 409A permit the maximum additional exercise period to extend to a date no later than the later of the fifteenth (15th) day of the third (3rd) month following the date at which, or December 31 of the calendar year in which, such stock options would otherwise have expired if such stock options had not been extended, based on the terms of the stock options prior to such extension.

3. Obligations of Executive at Departure.

(a) Executive represents and warrants that he will make himself available to provide, and will provide, transition-related consulting service to the Company for up to ten (10) business days, which services may be required to be provided in New York City, at mutually convenient times agreed to between the Executive and the Company. The number of consulting days may be increased by mutual agreement of the parties. The Company shall provide reasonable advance notice of its consulting requirements, shall reimburse expenses in accordance with its customary practices, and shall compensate the Executive (as an independent contractor) at the rate of Two Thousand Dollars ($2,000) per consulting day.

(b) Executive represents and warrants that Executive will, on or before the Departure Date, provide any resignations from such positions as the Company deems necessary. Executive further represents and warrants that Executive will, on or before such date, deliver to the Company the original and all copies of all documents, records, and property of any nature whatsoever which are in Executive’s possession or control and which are the property of the Company or which relate to Confidential Information (as described below), or to the business activities, facilities, or customers of the Company, including any records (electronic or otherwise), documents or property created by the Executive.

4. Other Agreements. Except as provided below, all the terms of the agreement between the Company and the Executive are embodied in this Agreement and it fully supersedes any and all prior agreements or understandings between the Executive and the Company, including, but not limited to, the Executive Employment Agreement between Hudson Highland Group, Inc. and the Executive, dated May 6, 2005:

(a) This Agreement does not limit or restrict in any way Executive’s rights or obligations under the Company’s employee benefit plans, including any retirement plan, retirement savings plan, or group medical plan.

(b) This Agreement does not limit or restrict in any way Executive’s rights and obligations under any stock options and/or restricted stock awards previously issued to Executive.

5. Restrictive Covenants. In consideration of Executive’s position with the Company immediately prior to the Departure Date, the business relationships the Executive has developed while employed by the Company, and the Executive’s knowledge of the Company’s business affairs including the Confidential Information (as defined below), Executive agrees to the following Restrictive Covenants, which are a continuation of certain covenants previously agreed to by the Executive in attachment B to the Executive Employment Agreement between Hudson Highland Group, Inc. and the Executive, dated May 6, 2005:

(a) Non-Solicitation of Clients. During the one-year period following the Departure Date (the “Restricted Period”), the Executive agrees that he will not, directly or indirectly, unless such action is waived in writing by the Chief Executive Officer of the Company, for the Executive’s benefit or on behalf of any person, corporation, partnership or entity whatsoever, call on, solicit, perform services for, interfere with or endeavor to entice away from the Company any client to whom the Company provides services at any time during the 12-month period proceeding the Departure Date, or any prospective client to whom the Company had made a presentation at any time during the 12-month period preceding the Departure Date.

(b) Non-Hire of Employees. During the Restricted Period, the Executive agrees that he will not, directly or indirectly, unless such action is waived in writing by the Chief Executive Officer of the Company, for the Executive’s benefit or on behalf of any person, corporation, partnership or entity whatsoever, hire, attempt to hire, or solicit for hire any employee of the Company or its subsidiaries, or any individual who was employed by the Company or its subsidiaries, as of the last day of the Executive’s employment with the Company.

(c) No Participation in Business Combinations with Company. During the Restricted Period, the Executive agrees that he will not make, or participate with any other person who makes, any proposal for a business combination involving the Company or the acquisition of the Company.

(d) Confidentiality. Executive agrees that during the Restricted Period, Executive shall maintain the confidentiality of any and all information about the Company which is not generally known or available outside the Company, including without limitation, strategic plans, technical and operating know-how, business strategy, trade secrets, customer information, business operations and other proprietary information (“Confidential Information”), and Executive will not directly or indirectly, disclose any Confidential Information to any person or entity, or use any Confidential Information, whether for the benefit of Executive or the benefit of any new employer or any other person or entity, or in any other manner that is detrimental to or inconsistent with any interest of the Company. If Executive receives notice that he must disclose Confidential Information pursuant to a subpoena or other lawful process, Executive must notify the Company’s General Counsel immediately.

(e) Acknowledgement of Reasonableness of Restrictions. Executive acknowledges and agrees that the scope and duration of these Restrictive Covenants are reasonable and necessary to protect the legitimate business interests of the Company. Executive acknowledges that Executive has received substantial compensation from the Company in consideration for these Restrictive Covenants and that Executive’s general skills and abilities are such that Executive can be gainfully employed and that this Agreement will not prevent Executive from earning a living following his separation from service with the Company.

(f) Company Entitled to Injunctive Relief. Executive agrees that the Company will suffer irreparable damage in the event the provisions of this Section are breached and that Executive’s acceptance of the provisions of this Section was a material factor in Executive’s decision to enter into this Agreement. Executive further agrees that the Company shall be entitled as a matter of right to injunctive relief to prevent a breach by Executive. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies the Company may have. The provisions of this Section shall not apply to any truthful statement required to be made by Executive in any legal proceeding or government or regulatory investigation, provided, however, that prior to making such statement Executive will give the Company reasonable notice and, to the extent Executive is legally entitled to do so, afford the Company the ability to seek a confidentiality order. Nothing herein modifies or reduces Executive’s obligation to comply with applicable laws relating to trade secrets, confidential information, or unfair competition.

6. Release and Covenants.

(a) Release by Executive. In consideration of the substantial compensation provided and to be provided by the Company under this Agreement for the benefit of the Executive, Executive, on behalf of himself, his spouse, heirs, executors, administrators, agents, successors, assigns and representatives of any kind (hereinafter collectively referred to as the “Releasors”) confirm that Releasors have, as of the Effective Date, released the Company, and each of its subsidiaries, affiliates, their employees, successors, assigns, executors, trustees, directors, advisors, agents and representatives, and all their respective predecessors and successors (hereinafter collectively referred to as the “Releasees”), from any and all actions, causes of action, charges, debts, liabilities, accounts, demands, damages and claims of any kind whatsoever arising prior to the Effective Date, including, but not limited to, those arising out of the changes in the terms and conditions of Executive’s relationship with the Company described in this Agreement. Executive also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorney’s fees, costs, or expenses of any kind from the Company or any of the other Releasees based on events occurring prior to the Effective Date. Executive further agrees not to file, pursue, or participate in any lawsuits of any kind in either state or federal court against any of the Releasees with respect to any claim released herein, including any claim arising out of or in connection with the employment of the Executive by the Company or the termination of such employment (other than pursuing a claim for Unemployment Compensation benefits to which Executive may be entitled). This release specifically includes, but is not limited to, a release of any and all claims pursuant to state or federal wage payment laws and those arising under any labor, employment discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights of Act of 1964, as amended; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Acts, 42 U.S.C. § 1981—1988; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Illinois Human Rights Act; state or federal family and/or medical leave acts), contract or tort laws, equity or public policy, wrongful termination, retaliation, defamation, misrepresentation, invasion of privacy, or negligence standard, whether known or unknown, certain or speculative, which against any of the Releasees, any of the Releasors ever had or now has.

(b) Preservation of Certain Rights; Release by Company. Notwithstanding the foregoing, this Agreement does not waive rights, if any, Executive or his successors and assigns may have under or pursuant to, or release any member of Releasees from obligations, if any, it may have to them or to their successors and assigns on claims arising out of, related to or asserted under or pursuant to, this Agreement or any indemnity agreement or obligation contained in or adopted or acquired pursuant to any provision of the charter or by-laws of the Company or its subsidiaries or affiliates or in any applicable insurance policy carried by the Company or its affiliates for any matter which arises or may arise in the future in connection with Executive’s employment with the Company. Further, the Executive is not waiving, releasing or giving up any claim for vested benefits under any retirement plan or any right to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985. The Company (and all other Releasees) hereby release the Executive (and the other Releasors) from all claims, whether for damages or other relief, based on acts or omissions prior to the Effective Date. This release does not release Executive from his ongoing obligations under this Agreement.

(c) Right to Review and Revoke. Executive hereby acknowledges that he has at least twenty-one (21) days to review this Agreement from the date Executive first received it and Executive has been advised to review it with an attorney of Executive’s choice. Executive further understands that the twenty-one (21) day review period ends when Executive signs this Agreement. Executive also has seven (7) days after Executive’s signing of this Agreement to revoke by so notifying the Company in writing. Failure to provide the release without revocation does not delay occurrence of the Transition Date.

(d) Full Knowledge of Agreement. Executive acknowledges that he has carefully read this Agreement, knows and understands the contents thereof and its binding legal effect. Executive signs the same of his own free will and act, and it is his intention that he be legally bound thereby. Executive agrees that he will not at any time after the Effective Date apply for a position with the Company or any of its subsidiaries or affiliates.

(e) Confidentiality. Except as permitted by the Company, Executive agrees not to discuss this Agreement publicly and will disclose its contents only to his attorneys, financial consultants, and immediate family members. The provisions of this paragraph

(e) shall not apply to any truthful statement required to be made by Executive in any legal proceeding or government or regulatory investigation, provided, however, that prior to making such statement Executive will give the Company reasonable notice and, to the extent he is legally entitled to do so, afford the Company the ability to seek a confidentiality order.

7. No Disparagement. Neither the Executive nor anyone acting at his direction at any time shall disparage the Company, including without limitation by way of news media or the expression to news media of personal views, opinions or judgments. The Company shall not disparage the Executive, including without limitation by way of news media or the expression to news media of Company views, opinions or judgments.

8. Expenses and Insurance. With respect to services provided by the Executive to the Departure Date and pursuant to this Agreement, the Company shall (a) reimburse Executive for reasonable expenses incurred in the performance of his services, (b) maintain Director and Officer insurance coverage for the Executive consistent with that provided to other Company directors and officers, and (c) provide Executive with full indemnification as permitted by law.

9. Taxes. All payments made herein shall be subject to applicable payroll and withholding taxes. This Agreement shall be administered in compliance with Section 409A of the Internal Revenue Code. The parties agree to amend the Agreement as may be necessary to avoid application of code Section 409A excise taxes or penalties to payments made pursuant to this Agreement.

10. Severability. In the event any one or more of the provisions of this Agreement (or any part thereof) shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement (or part thereof) shall be unimpaired, and the invalid, illegal or unenforceable provision (or part thereof) shall be replaced by a provision (or part thereof), which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provisions. However, in the event that any such provision of this Agreement (or part thereof) is adjudged by a court of competent jurisdiction to be invalid, illegal or unenforceable, but that the other provisions (or part thereof) are adjudged to be valid, legal and enforceable if such invalid, illegal or unenforceable provision (or part thereof) were deleted or modified, then this Agreement shall apply with only such deletions or modifications, or both, as the case may be, as are necessary to permit the remaining separate provisions (or part thereof) to be valid, legal and enforceable.

11. Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard to its conflict of laws provisions or the laws of any other jurisdiction in which the Executive resides or performs any duties hereunder, or where any violation of the Agreement occurs.

12. Successors; Binding Agreement. The Company shall have the right to assign its obligations under this Agreement to any entity that acquires all or substantially all of the assets of the Company and continues the Company’s business. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. The Executive may not assign the Executive’s rights or delegate the Executive’s obligations hereunder.

13. Amendment; Waiver. This Agreement may be amended or modified only by a written instrument executed by the Company and the Executive. No provision of this Agreement may be waived, or discharged unless such waiver or discharge is in writing and signed by the Chief Executive Officer of the Company. Any failure by Executive or the Company to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provisions or any right to enforce each and every provision in the future. A waiver of any breach of this Agreement shall not be construed as a waiver of any other or subsequent breach.

THE COMPANY AND THE EXECUTIVE ACKNOWLEDGE THAT (A) EACH HAS CAREFULLY READ THIS AGREEMENT, (B) EACH UNDERSTANDS ITS TERMS, (C) ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND THE EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND (D) EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Ralph O’Hara, Executive		Hudson Highland Group, Inc.

/s/ RALPH O’HARA	By	/s/ MARGARETTA NOONAN
Signature of Executive		Authorized Representative
	Its	EVP – Chief Administrative Officer

April 6, 2007	April 9, 2007
Date	Date

ATTACHMENT A

There are 22,500 vested options that are exercisable through October 4, 2008*. The chart below shows how the number of vested options was calculated.

Grant Date	Options Granted	Options Vested as of 4/3/07	Options Scheduled to Vest on 1/18/08, but Vesting was Accelerated on 4/4/07	Options Scheduled to Vest on 1/18/09, but Options Expired on 4/4/07	Options Vested as of 4/4/07
6/30/03	18,000	18,000	0	0	18,000
1/18/05	6,000	3,000	1,500	1,500	4,500

Total Vested Options Exercisable Through October 4, 2008*					22,500

*Note:	October 4, 2008, is a Saturday and there can be no assurance that an exercise on this date will be practical. Exercise should be no later than Friday, October 3, 2008.